ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

                      THIRD QUARTER 2006 FINANCIAL RESULTS

               Year-to-Date Sales Increased 15% over Previous Year

For Immediate Release

New York, New York - November 14, 2006 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its financial results for the third quarter of 2006.

Net sales for the quarter increased 14% to $15.4 million compared to $13.6 million in the third quarter of 2005. The company incurred a net loss of $283,000, or $0.01 per share, compared to net income of $222,000, or $0.00 per share, in the 2005 period. Approximately $100,000 of the pre-tax loss is attributable to a litigation settlement and approximately $150,000 is associated with the relocation of the Company's headquarters, warehouse and showroom, as well as the opening of a new warehouse and showroom in Florida. The Company's profit margin was reduced by extensive sales incentives to drive traffic to its new showroom facilities in advance of the holiday sales season.

For the nine months ended September 30, 2006, net sales increased 15% to $42.0 million, compared to $36.7 million for the same period in 2005. The company incurred a net loss of $304,000, or $0.01 per share, compared to a net loss of $243,000, or $0.01 per share in the 2005 period. The net loss for the 2006 period reflects a $257,000 charge in the first quarter for transaction costs of a proposed acquisition that was not consummated, as well as the events referred to in the preceding paragraph. The loss was partially offset by approximately $105,000 of pre-tax income from insurance proceeds recognized in the second quarter for assets in excess of the book value of these assets.

Jay Gelman, Chairman and CEO, said, "During the quarter we completed the relocation of our corporate offices, wholesale showroom, and warehouse to 1160 Commerce Ave in the Bronx. The new facility gives us almost 10,000 additional square feet of operating space, and allows us to be more efficient in selling to and servicing our growing customer base. We tripled the size of our wholesale showroom and gave our customers more product selection and better presentation."

"We also expanded into a new market by opening our new facility at 2310 NW 102nd Pl. Miami, Florida. This new location includes a wholesale showroom, warehouse and offices. Although the Florida location has only been operational since mid September we are excited to see that a strong base of potential business is already developing."

For additional information see the Company's SEC Report on Form 10-Q for the period ended September 30, 2006.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full-service wholesale videogame distributor, specializing in gaming products and accessories for all key manufacturers and 3rd party publishers. Alliance Distributors offers support on:
PS3, PSP, PS2, X-Box 360, Wii, DS and GBA SP, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.
                      STATEMENTS OF OPERATIONS (Unaudited)
             Three and Nine Months ended September 30, 2006 and 2005
                    (In thousands, except per share amounts)

                                                        Three Months                    Nine Months
                                              ------------------------------   ------------------------------
                                                       2006             2005            2006             2005
                                              -------------    -------------   -------------    -------------
NET SALES                                     $      15,453    $      13,566   $      42,040    $      36,679

COST OF GOODS SOLD                                   14,093           12,035          37,470           32,835
                                              -------------    -------------   -------------    -------------

GROSS PROFIT                                          1,360            1,531           4,570            3,844
                                              -------------    -------------   -------------    -------------

OPERATING COSTS AND EXPENSES:
   Selling and administrative expenses                1,654            1,187           4,267            3,739
    Terminated transaction costs                         --               --             257               --
                                              -------------    -------------   -------------    -------------

Total operating expenses                              1,654            1,187           4,524            3,739
                                              -------------    -------------   -------------    -------------

(LOSS) INCOME FROM OPERATIONS                          (294)             344              46              105

Interest expense                                        177              119             551              340
                                              -------------    -------------   -------------    -------------

(LOSS) INCOME BEFORE (BENEFIT FROM)
  PROVISION FOR INCOME TAXES                           (471)             225            (505)            (235)

(Benefit from) provision for income taxes              (188)               3            (201)               8
                                              -------------    -------------   -------------    -------------

NET (LOSS) INCOME                             $        (283)   $         222   $        (304)   $        (243)
                                              =============    =============   =============    =============

Net loss per share:
   Basic                                      $        (.01)   $          --   $        (.01)   $        (.01)
                                              =============    =============   =============    =============
   Diluted                                    $        (.01)   $          --   $        (.01)   $        (.01)
                                              =============    =============   =============    =============

Weighted average common shares outstanding:
   Basic                                             48,721           46,417          48,538           46,417
                                              =============    =============   =============    =============
   Diluted                                           48,721           49,122          48,538           46,417
                                              =============    =============   =============    =============

Contact:

Alliance Distributors Holding Inc.
Steve Gelman - VP of Marketing and Communications
718-536-2248
steve@alliancedis.com